Exhibit 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 29, 2014 relating to the financial statements and financial highlights which appears in the March 31, 2014 Annual Report to Shareholders of the Private Advisors Alternative Strategies Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Accountants and Legal Counsel" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 11, 2014